Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (this "Agreement"), is effective as of the date of the last signature (the "Effective Date"), and is entered into between AVITA Medical Americas, LLC having its principle place of business at 28159 Avenue Stanford, Suite 220 Valencia, CA ("Distributor"), and Stedical Scientific, Inc. having its principle place of business at 2888 Loker Avenue East, Suite 319 Carlsbad, CA 92010 ("Seller"), and together with Distributor, the "Parties", and each, a "Party"). This Agreement replaces and supersedes any prior agreements between the Parties, which are of no further effect.

WHEREAS, Seller is in the business of manufacturing and selling the Products (as defined in Schedule A) in the United States;

WHEREAS, Distributor intends to market and sell the Products in the United States (the “Territory”);

WHEREAS, Seller desires to appoint Distributor as its exclusive distributor to sell the Products in the field of skin therapeutics in all health care settings (the “Field of Use”) to customers located in the Territory and Distributor desires to accept such appointment, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Exclusive Appointment, Rights of First Negotiation and Refusal, Location of Manufacturing.
1.1.
Exclusive Appointment. Seller appoints Distributor as its exclusive authorized distributor of the Products listed in Schedule A within the Territory during the Term and Distributor accepts such appointment. Distributor shall not directly or indirectly actively market, advertise, promote, sell, or distribute the Products to any person or entity located outside the Territory, including selling, or distributing the Products to any person where ultimate resale to any person or entity outside the Territory occurs or is reasonably foreseeable to occur.
1.2.
Right of First Negotiation. If at any time, from the Effective Date until the termination of the Agreement (the “ROFN Period”), Seller (1) receives a bona fide written offer from a third-party to acquire more than 50% of Seller’s equity or a sale of substantially all of its assets that are the subject of this Agreement, whether by merger, reorganization, acquisition, sale, or otherwise (each a “Change of Control”) or (2) Seller intends to explore the market for a Change of Control transaction, Seller shall immediately notify Distributor of the existence of such offer or intent. Upon receipt of such notice, Distributor will have thirty days (a “ROFN Notice Period”) to deliver a binding letter of intent to Seller to engage in a Change of Control transaction with Seller. Seller shall not accept any third-party offers during a ROFN Notice Period. Seller is under no obligation to accept Distributor’s letter of intent and may enter into a Change of Control transaction with a third-party after the expiration of the ROFN Notice Period.

1.3.
Relocation of Manufacturing. If Seller desires to relocate its manufacturing facilities (other than to another facility in the State of California approved by Distributor) Seller shall offer to assign its manufacturing contract at its existing location to Distributor. In exchange for the assignment, Distributor shall make a one-time payment of [******]to Seller within 60 days of the assignment and pay on a quarterly basis, within 30 days after the end of a quarter, a [******]% royalty on gross revenues generated from sale of Products after the assignment occurs. If such an assignment occurs, Distributor shall no longer make any payments under the terms of this Agreement other than the one-time payment and the royalty payments.
1.4.
Research and Development Collaboration. The Parties agree that they are open to exploring future collaboration(s) for mutually agreed upon research and development projects or clinical research or trials and entering into a cost-sharing arrangement for such endeavors.
2.
Conduct of the Parties. The Parties agree that the essence of their business relationship shall be built on providing both Parties with predictability, responsiveness, dependability, and communication. To that end, the Parties agree:
2.1.
Upon receipt of a reasonable request for a specific action, the receiving Party shall reply within five business days stating either (i) the date upon which it will provide the corresponding deliverable, (ii) a counter proposal for achieving the same business goal, or (iii) its intent to not comply with the request.
2.2.
Should any governmental entity with jurisdiction over the use or sale of the Products in the Territory request information that is in the other Party’s possession, that Party shall have three business days from the date of receipt of such request to (i) provide the information to the requesting Party; or (ii) propose an alternative due date for the deliverable.
2.3.
Should either Party experience difficulty in meeting the terms in this Section 2, that Party shall promptly communicate the difficulty to the other Party’s designated contact.
3.
Distribution Services
3.1.
Distributor Obligations. Distributor shall:
(a)
comply with all local laws and regulations regarding the marketing, promotion, and sale of the Products;
(b)
market, advertise, promote, and sell the Products in the Territory in a manner that reflects favorably at all times on the Products and the good name, goodwill, and reputation of Seller and consistent with good business practice, in each case using its reasonable best efforts to maximize the sales volume of the Products;
(c)
not market, advertise, promote, or sell products that are directly competitive with the Products;
(d)
maintain a place or places of business in the Territory, including adequate office, storage, and warehouse facilities and all other facilities as required for Distributor to perform its duties under this Agreement;
(e)
purchase and maintain at all times a representative quantity of each Product sufficient for and consistent with the needs of customers in the Territory;

(f)
have sufficient knowledge of the industry and products competitive with the Products (including specifications, features, and benefits) so as to be able to explain in detail to customers:
i.
the differences between the Products and competing products; and
ii.
information on standard protocols and features of each Product;
(g)
utilize a sales and marketing organization predominantly comprised of Distributor employees sufficient to develop to the satisfaction of Seller the market potential for the sale of the Products, and maintain employees and facilities sufficient to make the Products available for shipment by Distributor to each of its customers in the Territory within a reasonable period of time on receipt of order;
(h)
develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement;
(i)
not make any materially misleading or untrue statements concerning Seller or the Products, including refraining from any disparagement of Seller or the Products;
(j)
submit to Seller complete and accurate monthly reports including at a minimum the items listed in Schedule B and maintain books, records and accounts of all transactions and permit full examination thereof by Seller;
(k)
sell and promote the Products as a distinct product line and not as a bundle with other products sold by Distributor; and
(l)
repurchase existing inventory of Seller’s Products currently held by [******] Distributor shall ship the [******] inventory to Seller’s Tustin, CA location where it will be relabeled and shipped to Distributor’s Ventura, CA location. The Parties shall ultimately bear the cost of the repurchase and repackaging equally in accordance with the terms of Section
3.2.
Seller Obligations. Seller shall:
(a)
provide any information and support that may be reasonably requested by Distributor regarding the marketing, advertising, promotion, and sale of Products;
(b)
allow Distributor to participate, at its own expense, in any marketing, advertising, promotion, and sales programs or events that Seller may make generally available to its authorized distributors of Products, provided that Seller may alter or eliminate any program at any time;
(c)
may market and sell the Products outside the Territory, provided that such marketing and sale does not impede Seller’s ability to fulfill its obligations under this Agreement;
(d)
provide promotional information and material for use by Distributor in accordance with this Agreement;
(e)
once per calendar year, provide up to four nonconsecutive weeks of in-person training on the technology of the Products and their uses to Distributor employees at Distributor’s facility. Distributor must explicitly request this training in writing and Seller shall respond within thirty days. The cost of such training, including reasonable expenses, shall be shared equally between the Parties;
(f)
respond to Distributor’s questions related to technical or market access issues within five business days;
(g)
promptly obtain and during the Term always maintain full marketing authorization for the Products in the whole Territory under applicable law; and
(h)
use its best efforts to produce a ready-to-sell [******], version of the Products within 12 to 24 months of the Effective Date. Product profile and technical specifications to be mutually agreed upon by the Parties. Distributor shall be the exclusive distributor of this Product in the Field of Use in the Territory.
3.3.
Regulatory Obligations.
(a)
Distributor shall not, except with the prior written approval of Seller, (i) change the intended purpose of a Product, or (ii) modify a Product in such a way that compliance with the applicable requirements may be affected.
(b)
Distributor shall keep up to date records demonstrating at all times to which customers it has sold any Product and require any of its customers who are not end customers to do so, allowing for the traceability of the Products to the final customer.
(c)
The Parties may specify or change the regulatory obligations with respect to the performance of this Agreement by entering into a separate Quality Agreement.
4.
Agreement to Purchase and Sell Products; Minimum Purchase Requirements.
4.1.
Terms of Sale; Orders. Seller and Distributor shall effectively split the gross revenue from sale of the Products evenly through the purchase of Products at 50% of average sale price (“ASP”) as described in this Section 4. Seller shall ultimately be responsible for the cost of manufacturing the Products.
(a)
All prices are exclusive of all sales, use and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Distributor under this Agreement.
(b)
Distributor is responsible for all charges, costs, and taxes, provided that, Distributor is not responsible for any taxes imposed on, or regarding, Seller's income, revenues, gross receipts, personnel or real or personal property or other assets.
(c)
Distributor shall pay interest on all late payments, calculated daily and compounded monthly, at the lesser of the rate of ten percent per month or the highest rate permissible under applicable law, whichever is lower.
4.2.
Price (First Twelve Months).
(a)
For the first twelve months after the Effective Date, Distributor shall purchase Products from Seller monthly as needed, depending on the supply of Products remaining from the repurchase from [******].

(b)
During the first quarter after the Effective Date, Distributor shall estimate a monthly average sales price ASP for the Products and the price Distributor pays to Seller for Products shall be 50% of the estimated ASP. The ASP shall be expressed in United States Dollars (“USD”). Thereafter, the price Distributor pays to Seller for Products shall be 50% of ASP of the Products from the previous quarter as reported on the report described in Schedule B.
(c)
On a quarterly basis, the Parties will make any necessary true-up payments to account for the [******] repurchased inventory and any variance in actual ASP.
(d)
By way of example only, if, for the first quarter after the Effective Date, Distributor estimates the ASP of a Product to be $60, the price Distributor pays to Seller for that Product shall be $30 (50% of $60) for that quarter. If the actual ASP for that quarter is $70, Distributor shall, at the end of that quarter, make a true-up payment to Seller reflecting the additional $5 (50% of the $10 difference) per Product owed to Seller and the price Distributor pays to Seller for the following quarter shall be $35 per Product. Conversely, If the actual ASP for that quarter is $50, Seller shall, at the end of that quarter, either (i) make a true-up payment to Distributor reflecting the $5 (again reflecting 50% of the $10 difference) per product overpayment by Distributor or (ii) provide Distributor with a Product credit equivalent to that true-up payment and the price Distributor pays to Seller for the following quarter shall be $25 per Product. Such true-up payments or product credits and selling price adjustments shall continue for the Term of the Agreement and any Renewal Terms.
4.3.
Price (After First Twelve Months). For every quarter after the one-year anniversary of the Effective Date, the price of the Products for that quarter shall be 50% of ASP of the Products from the previous quarter as reported on the report described in Schedule B. The ASP shall be expressed in USD. On a quarterly basis, the Parties will make any necessary true-up payments to account for any variance in actual ASP similar to the example provided in Section 4.2(d).
4.4.
Payment Terms. For the first twelve months of the Agreement, Distributor shall pay all amounts due to Seller within ten days of Seller's shipment of ordered Products. For the remainder of the Agreement’s Term and any Renewal Term, Distributor shall pay all amounts due to Seller within thirty days of Seller’s shipment of ordered Products. Distributor shall make all payments in USD by wire transfer or automated clearing house. Seller’s bank wire information is provided in Schedule A.
4.5.
Availability/Changes in Products. Seller may, in its sole discretion, add or make changes to Products in, or remove Products from Schedule A upon one-year prior notice to Distributor, in each case, without obligation to modify or change any Products previously delivered or to supply new goods meeting earlier specifications.
4.6.
Minimum Purchase Requirements. Distributor’s purchasing of Products from Seller shall be subject to certain minimum sale requirements, the timing and establishment of which is explained below.
(a)
For 2024, Distributor shall purchase Products sufficient to achieve [******] worth of end customer sales (“Initial Minimum Purchase Requirement”).
(b)
No later than November 30, 2024 (and annually thereafter until the termination or expiration of this Agreement), Distributor shall inform Seller the amount of Products required to achieve targeted end customer sales for the upcoming year divided quarterly. For the first three years of the Agreement, the targeted end customer sales shall increase annually by an amount equal to the percentage growth in Distributor’s annual US-based revenue from the prior year (excluding sale of the Products), but in any event shall increase at least 20% over the prior year. For every year after the third year of the Agreement, the targeted end customer sales shall increase annually by an amount equal to the percentage growth in Distributor’s annual US-based revenue from the prior year (again excluding sale of the Products), but in any event shall never decrease from the prior year. This end customer sales target requirement shall become the “Minimum Purchase Requirement”.
(c)
If Distributor purchases, in a given period of time, less than the Initial Minimum Purchase Requirement or the Minimum Purchase Requirements, as the case may be, Distributor shall be able to cure such failure by a cash payment equivalent to the shortfall or by purchasing a sufficient amount of the Products to reach the Minimum Purchase Requirement.
5.
Distributor Reporting Obligations.
5.1.
Customer Complaints and Adverse Events. Distributor shall report to Seller as without undue delay after such complaint has come to Distributor´s attention, any complaint from a customer concerning the use of a Product or any report of an adverse patient reaction from being treated with a Product. In the event of death or an unanticipated serious deterioration in a patient's state of health, the report shall be provided by Distributor to Seller immediately.

Reports shall be made to Seller’s Quality Assurance Department via e-mail:

[******]

CC: [******]

5.2.
Monthly Reporting. Beginning on the one-month anniversary of the Effective Date, and continuing until the Agreement expires or is terminated, Distributor shall deliver to Seller a report in compliance with the requirements of Schedule B.
6.
Orders Procedure.
6.1.
Purchase Orders. Distributor shall issue all purchase orders ("Purchase Order(s)") to Seller in written form via e-mail. By placing an order, Distributor makes an offer to purchase Products under the terms and conditions of this Agreement and the following commercial terms listed in the purchase order ("Purchase Order Transaction Terms"), and on no other terms: (a) the Products to be purchased, including Product names (b) the quantities ordered; and (c) the requested delivery date. Except regarding the Purchase Order Transaction Terms, any variations made to the terms and conditions of this Agreement by Distributor in any Purchase Order are void and have no effect.
6.2.
Acceptance and Rejection of Purchase Orders. Seller, in its sole discretion, may accept or reject any Purchase Order. Seller may accept any Purchase Order by confirming the order (whether by written confirmation, invoice, or otherwise) or by delivering the Products, whichever occurs first. If Seller does not accept the Purchase Order under the terms of this Section 6.2 within thirty days of Seller's receipt of the Purchase Order, the Purchase Order will lapse. Distributor has no right to cancel any Purchase Order submitted by it. If Seller rejects a Purchase Order or it lapses, or if Seller does not ship Products under an order, the quantity of Products which was subject of such Purchase Order shall nevertheless count against Seller´s Minimum Purchase Requirements for the respective quarter.
7.
Shipment and Delivery.
7.1.
Shipment and Delivery Requirements. Unless otherwise expressly agreed to by the Parties, Seller shall, at Distributor’s expense, deliver the Products to Distributor’s facility located [******], United States, using Seller's standard methods for packaging and shipping the Products. Seller may, in its sole discretion, without liability or penalty, make partial shipments of Products, each of which constitutes a separate sale, and Distributor shall pay for the units shipped in accordance with the payment terms specified in Section 4 whether such shipment is in whole or partial fulfillment of a Purchase Order, provided, however, that if partial shipments are made, Seller shall re-imburse to Distributor the difference between the transportation costs which Distributor has paid for all partial shipments and the transportation costs which Distributor would have had to pay if all the partial shipments would have been made in one shipment. Seller will use commercially reasonable efforts to timely provide the Products for shipment to meet the times quoted for delivery.
7.2.
Title and Risk of Loss. Title and risk of loss passes to Distributor upon departure of the Products from a Seller facility.
7.3.
Acceptance of Products. Distributor shall inspect Products received under this Agreement. Within five business days after receipt of the Products at Distributor´s facility, Distributor shall check the Products received match the Products ordered, for quantity and for visible damages. Distributor shall be deemed to have accepted the Products in respect to identity, quantity, and visible defects after such five business days term unless it earlier notifies Seller in writing (e-mail being sufficient) and furnishes written evidence or other documentation as required by Seller that the Products have visible defects or do not conform to the ordered quantity or are not identical to the ordered Products. If Distributor later detects defects of the Products, it shall notify Seller in writing (e-mail being sufficient) within five business days after detection of such defect.

If Distributor notifies Seller pursuant to this Section 7.3, then Seller shall determine, in its sole discretion, whether to repair or replace the Products.

Distributor shall ship at Seller´s expense and risk of loss, all goods to be returned, repaired, or replaced under this Section 7.3 to Seller's facility located at [******]. If Seller exercises its option to replace the Products, Seller shall, after receiving Distributor's shipment of the Products under this provision, ship to Distributor, at Seller's expense and Seller´s risk of loss, the replaced Products to an address of Distributor’s choosing.

Except as provided under Sections 7.3 and 14.1, all sales of Products to Distributor under this Agreement are made on a one-way basis and Distributor has no other right to return Products purchased under this Agreement.

7.4.
Seller's Trademark License Grant. Seller hereby grants to Distributor a non-exclusive, non-transferable, and non-sublicensable license in the Territory during the Term solely in connection with the promotion, advertising, and sale of the Products in accordance with the terms and conditions of this Agreement to use all Seller's trademarks and service marks, whether registered or unregistered, including the listed registrations and applications and any registrations which may be granted pursuant to such applications. On expiration or earlier termination of this Agreement or upon Seller request, Distributor shall promptly discontinue the display or use of any trademark or service mark or change the way it is displayed or used with regard to the Products. Upon expiration or earlier termination of this Agreement, Distributor's rights under this Section 7 shall cease immediately. Other than the express licenses granted by this Section 7, Seller grants no right or license to Distributor, by implication, estoppel or otherwise, to the Products or any intellectual property rights of Seller or its affiliates.
8.
Distributor’s Handling of Products and Promotional Materials.
8.1.
The handling and intake of the Products and the storage of the Products by Distributor shall be in strict accordance with any and all instructions and quality requirements of Seller, unless a regulatory body with jurisdiction over the Products in the Territory or Distributor provide stricter requirements, in which case the most stringent requirement shall govern. Distributor shall not re-sterilize without the prior written consent of Seller.
8.2.
Distributor and Seller shall work together to create mutually agreeable packaging and promotional materials that comply with all relevant legal and regulatory requirements.
9.
Term; Termination.
9.1.
Term. The term of this Agreement commences on the Effective Date and terminates on the fifth anniversary of that date, unless terminated earlier under the terms of this Agreement (the "Term"). At least thirty days before the expiration of the Term, the Parties may extend the Term by a mutual written agreement. If Distributor has successfully achieved [******] in US-based customer sales during the Term, the Agreement shall automatically renew for additional five-year period (a “Renewal Term”), unless terminated earlier under the terms of this Agreement, subject to an adjustment of Minimum Purchase Requirements as set forth in Section 4.6(b) above. At the commencement of the first Renewal Term and any subsequent Renewal Terms, the Parties shall negotiate the US-based customer sales goal necessary to automatically commence the next Renewal Term. This renewal for additional five-year Renewal Term shall be revolving, which means that if at the end of such Renewal Term the conditions for another Renewal Term are met, this Agreement shall again automatically renew.
9.2.
Mutual Termination Rights. Either Party may terminate this Agreement upon prior written notice to the other Party if the other Party is in material breach of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within forty-five days following the other Party's receipt of notice of such breach. Either Party may also terminate this Agreement if the other Party:
i.
becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;
ii.
files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily, or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;
iii.
seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts;

iv.
makes or seeks to make a general assignment for the benefit of its creditors; or
v.
applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.
vi.
is indicted under any Anti-Bribery Law or conducts itself in such a way that raises a reasonable suspicion that it has violated any Anti-Bribery Law as defined in sub-Section 12.1.
9.3.
Seller Termination Rights. Seller may terminate this Agreement upon one year notice if Distributor (1) fails to reach its Minimum Purchase Obligation for two consecutive years and (2) also fails to cure such shortfall with a cash payment or sufficient purchase of Products. By way of example only, if, in the first year after the Effective Date, Distributor fails to purchase sufficient Product to reach the Initial Minimum Purchase Requirement, then Distributor may elect to (i) purchase Products sufficient to eliminate the shortfall, (ii) make an equivalent cash payment to Seller, or (iii) do nothing. In the second year after the Effective Date, if the Distributor fails to purchase sufficient Product to reach the Minimum Purchase Obligation, then Distributor may elect to (i) purchase Products sufficient to eliminate the shortfall, (ii) make an equivalent cash payment to Seller, or (iii) do nothing. If Distributor elects to do nothing in these scenarios for two consecutive years, then Seller may exercise its termination rights under this Section 9.3.
9.4.
Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement:
(a)
All outstanding Purchase Orders shall not be affected by the termination;
(b)
Each Party shall promptly return or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party's Confidential Information;
(c)
Distributor shall transfer (or provide an unlimited, worldwide, fully paid-up license to) any and all intellectual property created by Distributor in performance of this Agreement; and
(d)
Seller shall repurchase, in consideration for the original Seller´s purchase price, all Distributor’s inventory of Product with at least six months shelf life remaining, except for such Products which are subject of a binding purchase agreement between Distributor and a customer.
10.
Confidential Information. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information (collectively, "Confidential Information"). Confidential Information shall not include information that: (a) at the time of disclosure or later is in the public domain; (b) is known to the receiving party at the time of disclosure; or (c) is rightfully obtained by receiving party on a non-confidential basis from a third party or (d) is developed by the receiving party independent from and without use of the disclosing party´s Confidential Information.

The receiving party shall not disclose any such Confidential Information to any person or entity, except to the receiving party's employees who have a need to know the Confidential Information for the receiving party to perform its obligations hereunder.

11.
Compliance with Laws. Distributor represents and warrants to Seller that (a) Distributor is in compliance with and shall comply with all applicable laws, regulations, and ordinances, including but not limited to all laws in the Territory regarding the sale and promotion of the Products; and (b) Distributor has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement.
12.
Anti-Bribery Representations and Warranties. Each party represents and warrants to the other party that:
12.1.
Such party and its shareholders, partners, officers, directors, employees, agents, and anyone acting on its behalf (collectively, the "Representatives") are and shall remain in compliance with all applicable anti-bribery and anti-corruption laws, including the US Foreign Corrupt Practices Act and any laws or regulations of the Territory concerning similar subject matter (collectively, the "Anti-Bribery Laws").
12.2.
Neither such party nor any of its Representatives has, directly or indirectly, offered, paid, promised, or authorized the giving of money or anything of value to any:
(a)
Government Official (as defined in Section 12.5(c));
(b)
person or entity; or
(c)
other person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given, or promised, directly or indirectly, to a Government Official or another person or entity; for the purpose of:
i.
influencing any act or decision of such Government Official or such person or entity in their official capacity, including a decision to do or omit to do any act in violation of their lawful duties or proper performance of functions; or
ii.
inducing such Government Official or such person or entity to use their influence or position with any Government Entity (as defined in Section 12.5(b)) or other person or entity to influence any act or decision.

in order to obtain or retain business for, direct business to, or secure an improper advantage for a party to this Agreement.

12.3.
Neither such party nor any of its Representatives:
(a)
is a Government Official or employs any Government Official or Close Family Member (as defined in Section 12.5(a)) of any Government Official; or
(b)
has a personal, business, or other relationship or association with any Government Official or Close Family Member of any Government Official who may have responsibility for or oversight of any business activities of Seller or any of its subsidiaries, other than any relationships or associations that have been disclosed in writing to the other party.

12.4.
Neither such party nor any of its Representatives is or has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative, or regulatory body, or customer regarding any violation or alleged violation of any Anti-Bribery Law. To the knowledge of such party, (i) no such investigation, inquiry, or proceeding has been threatened or is pending; and (ii) there are no circumstances likely to give rise to any such investigation, inquiry, or proceeding.
12.5.
For purposes of this Agreement:
(a)
"Close Family Member" means (i) the individual's spouse; (ii) the individual's and the spouse's grandparents, parents, siblings, children, nieces, nephews, aunts, uncles, and first cousins; (iii) the spouse of any persons listed in subcategory (ii); and (iv) any other person who shares the same household with the individual.
(b)
"Government Entity" means (i) any national, state, regional, or local government (including, in each case, any agency, department, or subdivision of such government); (ii) any political party; (iii) any entity or business that is owned or controlled by any of those bodies listed in subcategory (i) or (ii); or (iv) any international organization, such as the United Nations or the World Bank.
(c)
"Government Official" means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Government Entity, or anyone otherwise acting in an official capacity on behalf of a Government Entity; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).
12.6.
such party has adopted and maintains adequate policies, procedures, and controls to ensure that Distributor has complied and is in compliance with all Anti-Bribery Laws, including at a minimum policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties, and training of personnel.
13.
Limited Product Warranty and Disclaimer.
13.1.
Limited Product Warranty. Seller warrants that the Products are free from defects in material and workmanship under normal use and service with proper maintenance, that the Products are fit for their intended purpose, and that the Products do not infringe upon Third Party´s intellectual property rights, both for a period of time which shall be the shelf life of the Products plus three months. The term for such warranties shall begin upon receipt of the Product by Distributor at its facility. Distributor or its customer shall promptly notify Seller of any known warranty claims and shall cooperate in the investigation of such claims. If any Product is proven to not conform with this warranty during the applicable warranty period, Seller shall, at its exclusive option, either repair or replace the Product or, if such repair or replacement is not successful, refund the purchase price paid by Distributor for each non-conforming Product. Any Product returned under this Section shall follow the return procedure in Section 7.3.

Seller shall have no obligation under the warranty set forth above if Distributor or its customer:

(a)
fails to notify Seller in writing during the warranty period of a non-conformity; or
(b)
uses, misuses, or neglects the Product in a manner inconsistent with the Product's specifications or use or maintenance directions, modifies the Product, or improperly installs, handles, or maintains the Product.

Except as explicitly authorized in this Agreement or in a separate written agreement with Seller, Distributor shall not service, repair, modify, alter, replace, reverse engineer, or otherwise change the Products it sells to its customers. Notwithstanding Distributor´s statutory warranty towards its customers, Distributor shall not provide its own warranty regarding any Product which goes beyond the statutory warranty.

13.2.
DISCLAIMER. EXCEPT FOR THE WARRANTIES SET OUT UNDER THIS SECTION 13, NEITHER SELLER NOR ANY PERSON ON SELLER'S BEHALF HAS MADE OR MAKES FOR DISTRIBUTOR'S OR ITS CUSTOMERS' BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER'S BEHALF EXCEPT THOSE SET FORTH IN THIS AGREEMENT.
14.
Distributor´s Indemnification. Subject to the terms and conditions of this Agreement, Distributor shall indemnify, hold harmless, and defend Seller and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, "Seller Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers relating to any claim of a third party or Seller arising out of or occurring in connection with: (a) Distributor's acts or omissions as Distributor of the Products, including negligence, willful misconduct, or breach of this Agreement; (b) Distributor or its employees or agents making assertions or promoting claims about the Product that do not conform with the Products’ approved indications; (c) Distributor or its employees or agents whether willfully or negligently, using the Product outside of its approved specifications and instructions for use; (d) any failure by Distributor or its personnel to comply with any applicable laws; or (e) any breach of Distributor of its agreement with a third party as a result of or in connection with entering into, performing under, or terminating this Agreement.
15.
Seller’s Indemnification. Subject to the terms and conditions of this Agreement, Seller shall indemnify, hold harmless, and defend Distributor and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, "Distributor Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers relating to any claim of a third party or Distributor arising out of or occurring in connection with: (a) Seller´s acts or omissions as Seller of the Products, including negligence, willful misconduct, or breach of this Agreement; (b) Seller or its employees or agents making assertions or promoting claims about the Product that do not conform with the Products’ approved indications; (c) any failure by Distributor or its personnel to comply with any applicable laws (d) product liability claims of third parties in respect to the Products, except if such Products have been used outside of its approved specifications and instructions, as set forth in the instruction for use and except if the Products have been modified by the Distributor; (e) any breach of Seller of its agreement with a third party as a result of or in connection with entering into, performing under, or terminating this Agreement; or (f) any claim by a third party that the Products or Distributor’s sale of the Products infringes the intellectual property rights of a third party (an “IP Claim”). In addition to the indemnification obligations of this Section, in the event of an IP Claim, Seller shall either (i) modify the Products so that they do not infringe or (ii) provide alternative non-infringing Products, in either case the revised or alternative Products shall have quality and characteristics equal to or greater than the infringing Products.
16.
Limitation of Liability. IN NO EVENT SHALL A PARTY OR ANY OF ITS REPRESENTATIVES BE LIABLE FOR, OR BE OBLIGED TO INDEMNIFY THE OTHER PARTY FROM, CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED. IN NO EVENT SHALL A PARTY´S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID BY DISTRIBUTOR TO SELLER UNDER THIS AGREEMENT IN THE THREE MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM THE FOREGOING LIMITATIONS APPLY EVEN IF THE OTHER PARTY´S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.
17.
Insurance. For a period of two years after the Effective Date, each Party shall, at its own expense, maintain and carry insurance in full force and effect that includes, but is not limited to, commercial general liability (including product liability) with limits no less than $3MM USD for each occurrence and $5MM USD in the aggregate with financially sound and reputable insurers. Upon the other party´s request, a party shall provide such other party with a certificate of insurance and policy endorsements for all insurance coverage required by this Section 17 and shall not do anything to invalidate such insurance. Each party shall provide the other party with ninety days' advance written notice in the event of a cancellation or material change in its insurance policy.
18.
Seller´s Assistance to Distributor. If Distributor is exposed to claims of third parties related to the performance or failure of the Products (including, but not limited to, customers of Distributor), Seller shall, at Distributor’s expense, use reasonable best efforts to assist Distributor in the defense against such claims, including but not limited to, through the provision of documents and studies on the Products.
19.
Seller’s Representation Regarding Agreement with [******]. Seller represents and warrants that it is able to terminate its existing contract with [******] and facilitate Distributor’s purchase of existing inventory held by [******] without violating the rights of any third party including but not limited to [******].
20.
Entire Agreement. This Agreement, including and together with any related exhibits, schedules, and attachments constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter. In the event of conflict between the terms of this Agreement and the terms of any purchase order or other document submitted by one Party to the other, this Agreement shall control unless the Parties specifically otherwise agree in writing.
21.
Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Distributor contained herein will survive the expiration or earlier termination of this Agreement for a period of eighteen months after such expiration or termination; and (b) any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for a period of eighteen months after such expiration or termination.
22.
Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section.

Notice to Seller: [******]

Notice to Distributor: [******]

[******]

23.
Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the enforceability of any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to affect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
24.
Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.
25.
Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
26.
Change of Control. Neither Party shall assign any of its rights or delegate any of its obligations under the Agreement without the prior written consent of the other Party; provided, however, that either Party may assign its rights and delegate its obligations upon 90 days prior written notice to the other Party to an entity with which it has completed a Change of Control transaction. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations under the

Agreement unless the non-assigning or non-delegating Party enters into a novation releasing the assigning or delegating Party of its obligation under the Agreement. Any purported assignment or delegation in violation of this Section 26 shall be null and void.
27.
Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.
28.
No Third-Party Beneficiaries. Subject to the next paragraph, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

The Parties hereby designate the Distributor Indemnified Parties and the Seller Indemnified Partes as third-party beneficiaries of Sections 14 and 15 with the right to enforce such Sections.

29.
Arbitration; Choice of Law & Forum. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, CA before one arbitrator. The arbitration shall be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. For enforcement of any arbitration award, provisional remedies, or any matters that are not subject to arbitration. the Parties to this Agreement hereby submit to the exclusive jurisdiction of the California courts, both state and federal.
30.
Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Distributor to make payments to Seller hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party's ("Impacted Party") control, including, without limitation, the following force majeure events ("Force Majeure Event(s)"): (a) acts of God; (b) flood, fire, earthquake, global pandemic, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect after the Effective Date of this Agreement; and (f) national or regional emergency; The Impacted Party shall give notice within five days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of sixty consecutive days following written notice given by it under this Section 30, the other Party may thereafter terminate this Agreement upon ten days written notice.
31.
Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

32.
Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the last date written below by their respective officers thereunto duly authorized.

[SIGNATURE PAGE FOLLOWS]

Stedical Scientific, Inc.

By/s/ Lin Sun

Name: Lin Sun

Title: Chairman

Date: January 10, 2024

AVITA Medical Americas, LLC

By /s/ James Corbett

Name: James Corbett

Title: CEO

Date: January 10, 2024

Signature Page to Exclusive Distribution Agreement Between AVITA Medical Americas LLC and Stedical Scientific, Inc.

Schedule A

Products and Price List

•
“Product” or “Products” means all models of Seller’s variable porosity dressing products with the trade name PermeaDerm Biosynthetic Wound Matrix and any new releases, enhancements or modifications thereof as agreed by Distributor and Seller from time to time.
•
YEAR 1 PRICING

Product	Price
PermeaDerm B	Per Section 4 of the Agreement
PermeaDerm C	Per Section 4 of the Agreement
PermeaDerm Glove	Per Section 4 of the Agreement

• [SELLER BANKING INFORMATION]

Beneficiary Name	Stedical Scientific, Inc.
[******]	[******]
[******]	[******]
[******]	[******]
[******]	[******]
[******]	[******]
[******]	[******]
[******]	[******]

Schedule B

Monthly Reporting Parameters

Distributor shall provide to Seller, beginning on the tenth business day after the one-month anniversary of the Effective Date, monthly reports that (1) are in English, (2) are in an easily readable, electronic format and (3) provide the following information from the previous calendar month:

•
Summary report of all customer complaints reported in accordance with Section 5;
•
Rolling 180 day forecast for Distributor inventory needs. For the first 60 days of the Agreement, the forecast shall not vary by more than 10%; for the next 120 days of the Agreement, the forecast shall not vary by more than 20%.
•
Number of Products sold, by Product name;
•
Average sale price of Products on both a monthly and quarterly basis, by Product name
•
Number of hospitals purchasing;
•
Number of new customers;
•
Number of patients treated, by indication; (using reasonable commercial efforts to reach a realistic estimate)
•
Market intelligence of competitive activity;
•
Emerging training deficits (if any);
•
New physician studies involving the Products of which Distributor becomes aware; and
•
Any other pertinent information related to the performance of the Agreement.